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                                                                       EXHIBIT 5


                               December 20, 1994


IMRS Inc.
777 Long Ridge Road
Stamford, CT  06902

      Re:   S-3 Registration Statement
            --------------------------

Ladies and Gentlemen:

      We are special counsel to IMRS Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Form S-3 Registration Statement (the "Registration Statement"), covering the sale to the public of up to 514,585 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), being sold by certain stockholders of the Company and certain holders of warrants to purchase Common Stock of the Company.

      We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

      Based upon the subject to the foregoing, we are of the opinion that 511,358 of the Shares are, and that 3,227 of the Shares, when issued in accordance with the terms of the warrants therefor will be, legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."


                                        Very truly yours,

                                        /S/ Testa, Hurwitz & Thibeault
                                        ------------------------------
                                        TESTA, HURWITZ & THIBEAULT